                                                                      EXHIBIT 12

                                 H&R BLOCK, INC.
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)




                                                             2001         2000         1999         1998        1997
                                                           --------     --------     --------     --------     --------
Pretax income from continuing operations (a)               $473,078     $412,266     $383,541     $296,433     $232,083
                                                           ========     ========     ========     ========     ========

FIXED CHARGES:
    Interest expense                                        242,551      155,027       69,338       38,899          608
    Interest portion of net rent expense (b)                 52,108       45,274       33,218       28,248       25,998
                                                           --------     --------     --------     --------     --------

Total fixed charges                                         294,659      200,301      102,556       67,147       26,606
                                                           --------     --------     --------     --------     --------

Earnings before income taxes and fixed charges             $767,737     $612,567     $486,097     $363,580     $258,689
                                                           ========     ========     ========     ========     ========

Ratio of earnings to fixed charges (c)                          2.6          3.1          4.7          5.4          9.7
                                                           ========     ========     ========     ========     ========


    (a) Pretax income from continuing operations is shown with CompuServe Corporation and the Credit Card Segment as Discontinued Operations for all years presented.
    (b) One-third of net rent expense is the portion deemed representative of the interest factor.
    (c) The decrease in the ratio of earnings to fixed charges in 1998 is primarily attributable to the acquisition of Option One Mortgage Corporation on June 17, 1997. Without the interest expense incurred on the long-term debt issued to acquire Option One and the interest expense on mortgage loan borrowings the ratio of earnings to fixed charges would have been 10.0.